Exhibit 23 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Medialink Worldwide Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 333-27207 and 333-120956) on Forms S-8 and S-3, respectively, of Medialink Worldwide Incorporated of our report dated March 15, 2005, with respect to the consolidated balance sheets of Medialink Worldwide Incorporated as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Medialink Worldwide Incorporated.

(Signed) KPMG LLP
New York, New York
March 31, 2005